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                                                                    EXHIBIT 5.1



Suite 1000                 Correspondence:         Telephone:    506.632.1970
Brunswick House            P.O. Box 7289           Fax:          506.652.1989
44 Chipman Hill            Postal Station A        saint-john@smss.com
Saint John, NB             Saint John, NB          www.smss.com
Canada E2L 2A9             Canada E2L 4S6

June 21, 2004

TLC VISION CORPORATION
5280 Solar Drive
Suite 300
Mississauga, ON
L4W 5M8

Ladies and Gentlemen:

RE:  REGISTRATION STATEMENT ON FORM S-8

We have acted as New Brunswick counsel for TLC Vision Corporation, a New Brunswick corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the United States Securities and Exchange Commission on or about June 21, 2004 (the "Registration Statement").

The Registration Statement covers the registration of up to an additional 500,000 shares of common stock of the Company (the "Purchase Plan Shares"), issuable by the Company pursuant to the TLC Vision Corporation 2004 Employee Share Purchase Plan (the "Purchase Plan") and up to an additional 2,000,000 shares of common stock of the Company (the "Option Plan Shares") issuable pursuant to an increase of the number of shares available under the TLC Vision Corporation Amended and Restated Share Option Plan (the "Option Plan"). The Purchase Plan Shares and Option Plan Shares are collectively referred to as the "Shares" and the Purchase Plan and Option Plan are collectively referred to as the "Plans".

We have reviewed the corporate proceedings of the Company with respect to the approval of the issuance of the Shares and, in particular, resolutions of the board of directors adopted March 3, 2004. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We further assume that all Shares will be issued in accordance with the terms of the Plans and the Corporation shall have received the full consideration for issuance of the Shares as contemplated by the Plans.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to New Brunswick law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly authorized, validly issued, fully paid and non-assessable.



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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement on Form S-8 by the Company to effect registration of the Shares to be issued pursuant to the Plans under the Securities Act of 1933, as amended and to the references to this firm in the Registration Statement.

Yours very truly,


/s/ Stewart McKelvey Stirling Scales